Exhibit 10.1

Capital Increase Agreement

of

Dalian Wanchunbulin Pharmaceutical Ltd.

June 2019

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Capital Increase Agreement

This capital increase agreement (hereinafter referred to as the “Agreement”) is entered into by and among following parties on June 14, 2019.

Party A-Ⅰ: Dalian Wanchun Biotechnology Co., Ltd., a limited liability company incorporated and validly existing under the laws of Mainland China (invested or controlled by natural person), Unified Social Credit Code: 91210213559810637C, Legal Representative: Huang Lan, Registered Address: No. 18, Double D5 Street, Dalian Economic and Technological Development Zone, Liaoning Province (hereinafter referred to as “Party A-Ⅰ” or “Dalian Wanchun Company”).

Party A-Ⅱ: Wanchun Biotechnology (Shenzhen) Ltd., a limited liability company incorporated and validly existing under the laws of Mainland China (wholly-owned by Taiwan, Hong Kong or Macao legal person), Unified Social Credit Code: 91440300329599522L, Legal Representative: Jia Linqing, Registered Address: Room 201, Building A, No.1 of Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone, Shenzhen (located in Shenzhen Qianhai Commercial Secretary Co., Ltd.) (hereinafter referred to as “Party A-Ⅱ” or “Shenzhen Wanchun Company”).

Party A-Ⅰ and Party A-Ⅱ are collectively referred to as “Party A” or the “Existing Shareholders”.

Party B: Shenzhen Efung 9th Venture Investment Center (Limited Partnership), a limited partnership incorporated and validly existing under the laws of Mainland China (PE fund entity), Unified Social Credit Code: 91440300MA5EMT0AX7, Managing Partner (fund manager): Shenzhen Efung Investment Management Co., Ltd. (Limited Partnership), authorized representative of Managing Partner: Zhu Pai, Registered Address: 10A, Main Building of Noble Financial Centre, Fuzhong 3rd Road, CBD of Futian District, Shenzhen (hereinafter referred to as “Party B” or the “investor”).

Party C: Dalian Wanchunbulin Pharmaceuticals Co., Ltd., a limited liability company incorporated and validly existing under the laws of Mainland China (joint venture of foreign-invested enterprise and domestic enterprise), Unified Social Credit Code: 91210213335834445L, Legal Representative: Huang Lan, Registered Address: No. 19-6 of Double D4 Street, Dalian Economic and Technological Development Zone, Liaoning Province (hereinafter referred to as “Wanchunbulin Company”, the “Target Company” or the “Company”).

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Whereas Party B’s (the Investor) Managing Partner (fund manager) of Shenzhen Efung Investment Management Enterprise (Limited Partnership) (hereinafter referred to as “Efung Capital”) entered into a Letter of Intent with Wanchunbulin Company on May 21, 2019, the aforesaid parties hereby agree to enter into and abide by following formal clauses of this agreement pursuant to related provisions of Company Law of the People’s Republic of China, Contract Law of the People’s Republic of China, other laws and regulations as well as articles of association of Wanchunbulin Company through friendly negotiation.

Article 1 Target Company, Existing Shareholders and De Facto Controllers

1.1 Dalian Wanchunbulin Pharmaceutical Co., Ltd., a limited liability company incorporated and validly existing under the laws of Mainland China (joint venture of foreign-invested enterprise and domestic enterprise), Unified Social Credit Code: 91210213335834445L, Registered Capital: RMB 82 million. The main scope of business includes R&D of biopharmaceutical technologies, technological services, technological consultation, technology transfers, import and export of goods and technologies. The company’s registered address is No. 19-6 of Double D4 Street, Dalian Economic and Technological Development Zone, Liaoning Province, and its Legal Representative is Huang Lan.

1.2  Existing Shareholders and shareholdings of Wanchunbulin Company are as dictated in the following table (Unit: RMB 10,000 yuan):

No.	Name of Shareholder	Subscribed Capital	Paid-in Capital	Form of Contribution	Shareholding Percentage
1	Dalian Wanchun Biotechnology Co., Ltd.	3280.00	3280.00	Intellectual Property Rights	40%
2	Wanchun Life Science & Technology (Shenzhen) Co., Ltd.	4920.00	4815.27	Cash	60%
Total		8200.00	8095.27		100%

1.3  As of May 30, 2019, Huang Lan and Jia Linqing directly or indirectly held 70.22% of the shares of Wanchunbulin Company, which made them de facto controllers of Wanchunbulin Company (the “De Facto Controllers”).  The De Facto Controllers shall be held jointly and severally liable for the obligation of the Existing Shareholders and the Company to the Investor under this Agreement.

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Article 2 Investor

2.1  Shenzhen Efung 9th Venture Investment Center (Limited Partnership), a limited partnership incorporated and validly existing under the laws of Mainland China (PE fund company), Unified Social Credit Code: 91440300MA5EMT0AX7, Managing Partner (fund manager): Shenzhen Efung Investment Management Co., Ltd. (Limited Partnership), authorized representative of Managing Director: Zhu Pai, Registered Address: 10A, Main Building of Noble Financial Centre, Fuzhong 3rd Road, CBD of Futian District, Shenzhen (hereinafter referred to as “Party B” or the “Investor”).

2.2   Pursuant to provisions of PRC laws and regulations as well as its partnership agreement and other legal documents, Party B is able and willing to make equity investment in the target company in accordance with clauses of this Agreement.

Article 3 Investment Amount and Form of Investment

3.1  The investment amount of Party B in Wanchunbulin Company is RMB 50 million, all of which are made in cash as direct equity investment in the Company.

3.2   The parties agree to the pre-money valuation of the Target Company for calculation of  Party B’s investment interests shall be RMB 2 billion. RMB 2.05 million out of Party B’s total investment amount of RMB 50 million will be credited into the Target Company’s registered capital, RMB 47.95 million will be credited into the Target Company’s capital reserve, and Party B’s shareholding percentage in the Target Company shall be 2.44% upon completion of the investment.

3.3   Party B shall make a lump sum payment of the investment amount into the designated bank account of the Target Company within 20 business days upon execution and taking effect of this Agreement as well as satisfaction of all conditions precedents for  the investment, while the Target Company shall complete capital verification and change of business registration formalities within 20 business days upon completion of the investment. Party B shall be deemed as a shareholder of the Target Company as of the date of its actual payment of investment amount, and shall enjoy the shareholder’s rights and bear the shareholder’s obligations.

3.4   If the Target Company fails to conduct the capital verification and change of business registration formalities within the period set forth in Article 3.3 and overdue for more than 10 business days, Party B shall be entitled to unilaterally terminate this Agreement by written notice, the Target Company shall refund the investment amount paid by Party B within 5 business days upon termination of this Agreement, and the Existing Shareholders shall be held jointly and severally liable for the refund. This Article 3.4 shall not apply to overdue caused by government reasons or force majeure.

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Article 4 Condition Precedents

4.1   The parties acknowledge Party B’s investment obligations under this Agreement shall be conditioned upon the satisfaction of all conditions below:

（1）     during the transitional period from date of execution of the Letter of  Intent to the date of Party B’s payment of investment amount under this Agreement, there is no material adverse change in the Target Company’s business, operation, revenue, prospect, asset and financial status that may affect Party B’s investment intent, which includes but not limited to change in the Target Company’s De Facto Controllers and controlling shareholder, loss of key management personnel and technical personnel, disposal of material assets, incurrence of major liability or contingent liability to third parties;

（2）     the shareholders’ meeting and/or board meeting of the Target Company has made a resolution to approve  the investment plan under this Agreement as well as amendment to the Company’s articles of association pursuant to the articles of this Agreement, and the Existing Shareholders have signed the written waiver of preemptive rights with respect to this capital increase;

（3）     the consent and approval of competent government authorities of this capital increase transaction (as necessary) has been obtained;

（4）     there has been no false or misleading representation or omission on the true operation status of the Target Company by the Target Company, the Existing Shareholders, De Facto Controllers and senior management in the course of Party B’s due diligence investigations on the Target Company as well as negotiation and execution of Letter of  Intent and this Agreement;

（5）     all the covenants and commitments to be performed by Target Company or any Existing Shareholders on or prior to the closing date of capital increase under Letter of Intent and this Agreement (if any) have been duly performed;

（6）     the Existing Shareholders have paid up all subscribed capital contributions to the Target Company, which shall be real and legitimate without false capital contribution or withdrawal of paid-in capital.

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4.2   In case of failure of satisfaction of any of the condition precedents prescribed in Article 4.1 of this Agreement before Party B’s payment of investment amount, Party B shall be entitled to unilaterally terminate this Agreement by written notice and exercise its rights for legal remedies.

Article 5 Representations and Warranties

5.1  The Target Company and its Existing Shareholders represent and warrant that:

（1）     The company is a limited liability company lawfully incorporated and validly exists according to PRC laws and regulations.

（2）     The Existing Shareholders and the Company each has corresponding civil capabilities as well as full authorities to enter into and perform this Agreement. This Agreement shall become a legal, valid and binding document to all parties upon execution and approval of the Company’s shareholders’ meeting.

（3）     The Company and its Existing Shareholders’ execution and performance of this Agreement will not violate any binding agreement with any third party entered into by the Company or its Existing Shareholders prior to the execution of this Agreement,  the Company’s articles of association or any laws.

（4）     Except for the equity pledge and stock incentive plan already disclosed to the Investor, the Company has not issued or promised to issue to anyone any securities, bonds, warrants, options or other interests of the same or similar nature in any form.  Except for the equity pledge already disclosed to the Investor, the equities of the Company held by Existing Shareholders are free of pledge, court seizure, third party interest or any other encumbrances.

（5）     Except for financial information already disclosed to the Investor, the Company does not have any major liability or claim not disclosed to the Investor. Except as disclosed to the Investor, the Company does not have any guarantee, mortgage, pledge or other forms of security on the Company’s assets.

（6）     Except as disclosed to the Investor, there is no material defect or limit of right in all of the Company’s assets (including properties and rights) not disclosed to the Investor.

（7）     Except as disclosed to the Investor, the Company and its Existing Shareholders warrant that the Company is in possession of necessary licenses, approvals, authorizations and permissions required for its operation upon validation of this Agreement, and there is no known situation that might lead to suspension, alteration or revocation of aforesaid licenses, approvals, authorizations and permissions by the government authorities.  The Company has been carrying out its operations in compliance with the laws and regulations since its establishment, and there is no violation or potential violation of provisions of laws and regulations.

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（8）    Except as disclosed to the Investor, the Company has been in compliance with requirements of relevant laws on payment, deduction, exemption and withholding of taxes, which will not result in material adverse effect.  There is no material charges, investigations, recourses and outstanding penalties related to tax matters on the Company.

5.2  Investor’s representations and warranties:

（1）    The Investor has corresponding qualifications and civil capabilities as well as full authorities to enter into and perform this Agreement along with its ancillary capital increase agreement.  The Investor’s execution and performance of this Agreement along with its ancillary capital increase agreement will not violate relevant laws or conflict with other contracts or agreements to which it is a party.

（2）     The Investor warrants the investment fund used to subscribe the Company’s corresponding equities pursuant to this Agreement has legitimate sources, on which it has authentic, full, sole and independent ownership and control right without any other encumbrance.

Article 6 Right of First Refusal and Tag-along Right

6.1  Upon completion of Party B’s investment in the Target Company, if one or more Existing Shareholders of the Target Company (the “Existing Shareholder Transferor”) intend to transfer equity in the Target Company’s to a third party (the “Transferee”) (the “Transferred Equity”), Party B shall be entitled to right of first refusal to purchase the Transferred Equity ratably pursuant to its shareholding percentage at the time of such transfer under the same conditions.

6.2  If Party B decides not to exercise the right of first refusal, Party B has the right to sell its equity to the Transferee ratably pursuant to its shareholding percentage at the time of such transfer under the same conditions. If the Transferee refuses to purchase equity from Party B, the Existing Shareholder Transferor shall be prohibited from transferring equity to the Transferee. This Article 6 shall not apply to the transfer with Party B’s prior written consent or transfer pursuant to the Target company’s equity incentives plan to core management personnel and technical personnel.

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Article 7 Preemptive Right and Anti-dilution

7.1  Once Party B becomes a shareholder of the Target Company, in case of the Target Company’s subsequent financing transaction, Party B has the preemptive right to subscribe the Target Company’s new equity capital pursuant to its shareholding percentage at the time of the transaction. If any other shareholder fails to exercise its preemptive right, Party B has the preemptive right to subscribe equity unsubscribed by such shareholder pursuant to its shareholding percentage at the time of the transaction.

7.2   If the unit price of equity denominated in percentage (hereinafter referred to as “New Lower Price”) of subsequent financing transaction of the Target Company is lower than actual unit price of equity denominated in percentage paid by Party B in this round of financing, Party B has the right to general anti-dilution protection to subscribe equity at the New Lower Price, which allows Party B to acquire certain shares free of charge or at lower price to the extent that its unit price of equity denominated in percentage equals to the New Lower Price. This Article 7.2 shall not apply to the transaction with Party B’s prior written consent or transaction pursuant to the Target company’s equity incentives plan to core management personnel and technical personnel.

Article 8 Information Rights

8.1  Once Party B becomes a shareholder of the Target Company, the Target Company shall provide Party B with following information:

（1）     annual financial statements prepared by accounting firm recognized by the parties pursuant to Chinese Accounting Standards and audited pursuant to China Registered Accountants Auditing Standards Auditing Standards for Certified Public Accountants of China within 120 days after the end of each year;

（2）     unaudited quarterly financial statements prepared pursuant to China Accounting Standards within 45 days after the end of each quarter;

（3）     work plan and annual budget for the next year within 30 days after the end of each year.

8.2  Party B shall be entitled to conduct financial audit on the Target Company at any time by itself or through its agent, and the Target Company shall actively cooperate and provide necessary conditions and materials to facilitate Party B’s audit investigations.

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Article 9 Minimum Service Period and Non-Competition

9.1  The Target Company shall enter into minimum service period and non-competition agreement with its core employees (including but not limited to directors, supervisors, senior management and core technical personnel) pursuant to this Article, among which minimum service period shall be no less than 3 years starting from the date Party B becomes a shareholder of the Target Company.

9.2  Without the written consent of Party B and the Target Company, Party A which directly or indirectly holds 5% or above of the Target Company’s equity shall not during its shareholding period and within 2 years after it ceases to be a shareholder,  and target company’s core employees (include but not limited to directors, supervisors, executives and core technical personnel) shall not during its employment period and within 2 years after the termination of its employment, engage in or invest in their own names or through others in businesses that are the same as the company’s businesses and which may be recognized by securities regulators as in horizontal competition with the Company, unless such behaviors are in the interests of the Target Company and with prior written consent of the Target Company and Party B.  If the Target Company changes or adjusts business direction in the future, the scope of competitive businesses shall be adjusted correspondingly as well.  Relevant non-competition agreements executed by the Target Company shall be in line with this Article.

9.3  Whereas Party B and its affiliates are professional PE funds and fund managers, for the avoidance of doubt, Party B and representatives designated by it to take office in the governance body of the Target Company may engage in or invest in any businesses same as or compete with that of the Target Company.

Article 10 Right to Appoint Representative of Target Company’s Governance Body and Protection of Shareholders’ Rights and Interests

10.1      After becoming a shareholder of the Target Company, Party B has the right to appoint one director to the Board of Directors by itself or with others, and the Target Company along with its Existing Shareholders shall cooperate with Party B in the Company’s governance procedure for appointment of such director pursuant to provisions of Company Law and the Company’s articles of association.

10.2      The Target Company shall improve its governance pursuant to Company Law and the Company’s articles of association, and thus protect lawful rights and interests of the Investor and minority shareholders.  The following matters involved in the business operations of the Company shall be reviewed and approved by the company’s Board of Directors pursuant to the Company’s articles of association:

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（1）	changes in the company’s main businesses;

（2）	provision of a pledge or guarantee in a single transaction with an amount exceeding RMB 2 million to a shareholder or a third party;

（3）	sales, mortgage and guarantee of the company’s operation assets in cumulative amount of over RMB 5 million;

（4）	loan extended by the Company to any shareholder, director, management personnel or employee in a single transaction with an amount of over RMB 2 million;

（5）	granting, licenses for other people’s use or transfer and donation of relevant operation rights or intellectual property rights;

（6）	distribution of undistributed profits in any form before the Company’s initial public offering;

（7）	execution, implementation or termination of employee equity incentive plan;

（8）	any procedure as well as restructuring, liquidation and dissolution of the Company or subsidiaries started pursuant to Bankruptcy Law;

（9）	other important matters that have material impacts on the Company’s operations, assets, finance and other statuses and that might harm the rights and interests of the shareholders or the Company.

Article 11 Liquidation

11.1       So long as Party B’s holds any equity of the Target Company, if the Target Company initiate company liquidation procedure for any reasons, the Company’s liquidation group shall include at least one personnel designated by Party B.

11.2      During the liquidation assets allocation to shareholders, Party B shall be prior and in preference to any other shareholders of the Company to receive its initial investment amount and due and unpaid dividend.  Other shareholders shall receive their respective initial investment amount and due and unpaid dividend on a pro rata basis, and anything remaining shall be allocated to all shareholders (including Party B) of the target company on a pro rata basis.

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Article 12 Governing Law and Disputes Resolution Procedure

12.1      This Agreement shall be governed by the laws of Mainland of the People’s Republic of China.

12.2      Disputes arising out of execution and performance of this Agreement among parties shall be settled in good faith through friendly negotiation based on the principle of honesty and credibility first.  If the disputes are not solved through negotiation, such disputes shall be submitted to court with competent jurisdiction where the Target Company is located.

Article 13 Confidentiality

13.1      Unless otherwise provided by applicable laws and regulations, parties to this Agreement shall keep all contents herein confidential, and shall be prohibited to disclose without the consent of all parties, except for disclosures made to the Target Company’s shareholders, management, directors, supervisors and professional advisors, Party B’s management, Managing Partner and professional advisors and other personnel with legal requirements, and  mandatory disclosures compelled by laws.

13.2      The parties to this Agreement shall keep confidential other parties’ trade secrets and other nonpublic information learned during execution and performance of this Agreement, and be prohibited to disclose such information to any third party or use such information for any purposes other than the investment contemplated under this Agreement without the consent of obligees of those trade secrets and nonpublic information.

Article 14 Miscellaneous

14.1      Taxes and expenses related to the investment under this Agreement shall be borne respectively by parties to this transaction pursuant to the laws and regulations, and taxed and expenses not provided by laws and regulations shall be borne by the parties based on equitable principle.

14.2      This Agreement is a formal legal document for Party B’s investment in the Target Company, in case of any inconsistency between this Agreement and any understandings, intentions, promises or agreements previously reached by the parties on investment matters contemplated under this Agreement, this Agreement shall prevail.

14.3      This Agreement can be executed in one or more originals as needed; each original shall have the same legal effect.

 (Remainder of this page is intentionally left blank, and the signature page is attached)

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(This page is signature page of Capital Increase and Accession Agreement)

Party A (Existing Shareholders):

Party A-Ⅰ: Dalian Wanchun Biotechnology Co., Ltd.

Legal Representative: /s/ Lan Huang

Party A-Ⅱ: Wanchun Biotechnology (Shenzhen) Ltd.

Legal Representative: /s/ Linqing Jia

Party B: Shenzhen Efung 9th Venture Investment Center (Limited Partnership)

Authorized Signatory: /s/ Pai Zhu

Party C (Target Company): Dalian Wanchunbulin Pharmaceutical Co., Ltd.

Legal Representative: /s/ Lan Huang

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